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CONTACT:

CYBERCASH, INC.                     RUDER FINN
Maria Izurieta                      Steve Curtis
Vice President of Finance           (212) 593-6319
Investor Relations
(703) 453-1119

                      CYBERCASH TO ACQUIRE TELLAN SOFTWARE

          Acquisition of Privately-Held Payments Concern to Broaden CyberCash's Product Offering and Strengthen Competitive Position

      RESTON, VA, June 29, 1999 - CyberCash, Inc. (Nasdaq:CYCH), the world leader in e-commerce technologies and services for merchants, today announced that it will acquire San Jose-based Tellan Software, Inc. in a merger expected to be completed by mid-July. The acquisition will consolidate CyberCash's dominance in the payment software market, including physical points of sale and integrated enterprise payment solutions, and add to the company's leadership position in Internet payment software and services. Terms of the transaction were not disclosed.

      Tellan, a privately held company founded in 1992, produces payment processing software for Internet commerce, as well as global enterprises wishing to consolidate disparate payment applications into a centralized payment platform. The company's leading brands include MacAuthorize, PCAuthorize and WebAuthorize. Tellan products are certified with major U.S. bank networks for business-to-business and consumer-to-business transactions.

      "This is an excellent strategic fit for CyberCash," said Jim Condon, president and COO, CyberCash. "The acquisition of Tellan strengthens our leadership in the payment software market.

       "Further, the Tellan product line enhances CyberCash's position as the leading provider of solutions that enable merchants to conduct e-commerce simply in both the physical and virtual worlds. The 1998 holiday shopping season clearly demonstrated that the Internet is becoming a necessary point of sale for physical retailers, and CyberCash's integrated payment solutions can help them make the transition very easily," said Condon.

      "We are very pleased to be joining one of the premier e-commerce companies in the world today," said Donald Neff, president and CEO, Tellan Software. "By combining the technological expertise of Tellan and CyberCash, as well as our companies' broad channel relationships and investment potential, CyberCash is poised to dominate the payment software market for years to come."

      CyberCash founder and CEO Bill Melton, who also founded VeriFone, Inc., the market leader in physical payment terminals, said the long-term future of software-based payment systems is far more promising than that of hardware-based point-of-sale terminals and cash registers. Neff, who was a key member in 1980 at the Visa introduction of bank terminals, concurs that the future is in software and integration.

      "Similar to other proprietary hardware solutions, the days of the stand-alone, dedicated payment terminal are numbered, and the advent of the Internet as a key shopping outlet only makes that more certain," said Melton.

      ABOUT CYBERCASH, INC.


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      CyberCash is the world leader in e-commerce technologies and services, enabling commerce across the entire market spectrum from electronic retailing environments to the Internet.

      CyberCash provides a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions and other e-commerce functions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions. Leading brands of CyberCash include ICVERIFY(R), PCVERIFY(TM), CashRegister (TM), NetVERIFY(TM), CyberCoin(R), PayNow(TM), and InstaBuy (TM).

      CyberCash, Inc., headquartered in Reston, Virginia, USA, maintains a global presence with offices and joint ventures operating throughout North America, Europe and Asia.

      For more information about CyberCash, please visit our web site at www.cybercash.com.

      ABOUT TELLAN SOFTWARE, INC.

      Tellan manufactures and distributes a comprehensive line of electronic payment solutions for merchants using PCs as their electronic cash registers, and mail order and home-based businesses, as well as global enterprises wishing to consolidate payment applications into a centralized payment platform. Tellan Software is a privately held corporation with headquarters in San Jose, California. For more information, visit Tellan on the world wide web at http://www.tellan.com.

      This press release contains statements that are forward looking, including statements about the Company's future profitability and stock price. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include the need for additional capital, the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments, general economic conditions, and stock market developments affecting technology companies. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com as well as other sources.